Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-255408) and related Prospectus of SciSparc Ltd. (the “Company”), for the registration of resales of Ordinary Shares, and to the incorporation by reference therein of our report dated March 29, 2021, with respect to the consolidated financial statements of the Company, included in its Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
October 7, 2021	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global